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             April 24, 2023

       J. Adam Guo
       Chief Executive Officer
       Emo Capital, Corp.
       10409 Pacific Palisades Ave
       Las Vegas, NV

                                                        Re: Emo Capital, Corp.
                                                            Amendment No. 5 to
Form 10-12G
                                                            Filed April 17,
2023
                                                            File No. 000-54291

       Dear J. Adam Guo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Industrial Applications and

             Services
       cc:                                              Vic Devlaeminck